PC GROUP INC.

2840 HWY 954 ALT S #7

SILVER SPRINGS, NV

89429

PRIVATE & CONFIDENTIAL

September 24, 2014

Superdate Holdings Ltd.

Attn: Christian Simmerling

4520 21 Avenue NW

Calgary, AB

T3B 0W2

Attention: Christian Simmerling

RE: Letter of Intent

Dear Mr. Simmerling:

This letter of intent (“LOI”) summarizes the mutual understandings and commitments in respect of a binding transaction (the “Transaction”) among PC Group Inc. (“PCGI”), Superdate Holdings Ltd. (“Superdate”) and all of the shareholders of Superdate (the “Shareholders”). The Transaction will take the form of a share exchange pursuant to which PCGI will acquire all of the issued and outstanding common shares of Superdate (each, a “Superdate Share”), in exchange for common shares of PCGI (each, a “PCGI Share”), with the result being that Superdate will become a wholly owned subsidiary of PCGI upon the completion of the Transaction. PCGI and Superdate agree to work together to determine the appropriate structure for the Transaction, to be fully set out in the Definitive Agreement (as defined below), whether by share exchange, plan of arrangement, amalgamation or otherwise, with a view to minimizing any negative tax implications of the Transaction.

The matters described in this LOI reflect the present intention of PCGI and Superdate, but arenot intended to be binding on either of the parties and do not constitute a definitive agreement.

Background

PCGI is a Nevada incorporated company that is reporting and registered under the United States Securities Exchange Act of 1934, is an “OTC Reporting Issuer” and has applied for quotation on the OTC markets and OTCQB under the symbol“PCGI”. As of September 23, 2014, PCGI is authorized to issue 100,000,000 common shares, of which 47,500,000 are issued and outstanding.

Superdate is a private Delaware USA company in the business of owning and operating a web based business through its domain name, www.thesuperdate.com. It is authorized to issue 10,000,000 common shares, of which no more than 1,000,000 will be issued and outstanding onthe closing date of the Transaction (the “Closing Date”).

Consideration and Closing Schedule

1. Upon signing of this LOI and concurrent with the Closing Date, PCGI shall effect a name change to Superdate Inc. (or something similar based on availability) and complete a forward stock split as agreed to between the parties.

2. On the Closing Date, PCGI will acquire all of the issued and outstanding Superdate Shares in exchange for 25,000,000 million PCGI Shares.

3. Subsequent to the Closing Date, PCGI will cancel all shares held in the name of its current and former management.

4. Within 4 days of the Closing Date, PCGI shall prepare and file a “Super 8-k” filing with the audited financial statements of Superdate and announcing the divesting of the current business of PCGI and the resignation of the former directors and the appointment of the new directors.

5. Superdate shall be responsible for all costs associated with the restructuring of PCGI, including its filings, and closing and post-closing documentation upon the signing of this LOI.

6. PCGI agrees to a financing commitment for the development of the Superdate business as follows:

i. $250k on or before 12 months from the Closing

ii. An additional $350k on or before 24 months from the Closing

iii. An additional $400k on or before 36 months from the Closing

Mutual Due Diligence

7. Upon the execution of this LOI and until the close of business on October 31, 2014 (the “Due Diligence Period”), each of PCGI and Superdate and its representatives shall be  entitled to conduct and complete its due diligence investigations of the other party, including its financial condition, affairs and assets, and shall be provided full access to the business, records, management, contracts, commitments and other documentation of the other party for such purpose. The Due Diligence Period may be extended by written consent of both PCGI and Superdate.

Definitive Agreement

8. Upon the execution of this LOI, PCGI and Superdate shall begin negotiations with a view to settling and signing a definitive agreement (the “Definitive Agreement”) which will set out in full their ongoing relationship and the terms of the Transaction. The parties will negotiate in good faith to complete the Definitive Agreement to be signed by PCGI, Superdate and, if required by PCGI, the Shareholders, as soon as reasonably practicable and in any event on or before October 31, 2014. The Definitive Agreement will incorporate the terms and conditions of this LOI, together with such additional representations, warranties, covenants, terms and conditions respecting the Transaction and all related matters as are usual and customary in transactions of a similar size and character, including, without restricting the generality thereof, representations and warranties with respect to Superdate’s ownership of and title to its assets; the Shareholders’ title to the Superdate Shares; and the organization, authority, share capital and business operations of Superdate (including Superdate’s liabilities, licenses, contracts, permits, financial books and records, financial statements and compliance with laws).

Closing Date

9. The Closing Date shall be specified in the Definitive Agreement and shall be no later than 30 days after the date the Definitive Agreement has been executed and delivered by the parties, or such other date as the parties may agree in writing. Notwithstanding the foregoing, the parties agree to use reasonable commercial efforts to complete the Transaction at the earliest possible date, subject to the satisfaction of all conditions precedent.

Name Change

10. Upon the completion of the Transaction or as soon as practicable thereafter, PCGI will !change its name to “Superdate” or such other name as the parties may agree upon.

Directors and Officers

11. On the completion of the Transaction, the directors and officers of PCGI will be nominated by Superdate, or, if any of such persons are not acceptable to applicable securities regulatory authorities, such persons to be agreed by PCGI and Superdate, subject to applicable securities regulatory authorities.

12. PCGI will take such steps as may be necessary, including the filing of an information statement pursuant to Section 14(f) of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rule 14f-1 thereunder, to effect the changes in the officers and directors.

Representations and Warranties of PCGI

13. PCGI hereby represents and warrants to Superdate that:

(a)  it has good and sufficient right and authority to enter into this LOI and carry out its obligations hereunder;

(b) it is duly incorporated and in good standing in the state of Nevada;

(c) the PCGI Shares are not suspended from trading or cease-traded in the United States;

(d) all of its public filings available on Edgar are true, complete and correct in all !material respects;

(e) other than the PCGI Shares referred to in this LOI, there are no other shares, options, warrants, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” of PCGI which are outstanding;

(f) there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting PCGI at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened; and

(g) the entering into and the performance of this LOI and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the incorporation documents of PCGI, any shareholders’ or directors’ resolutions, or any indenture or other material agreement, written or oral, to which it may be bound or by which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound or, to the best of its knowledge, any statute or regulation applicable to it.

Representations and Warranties of Superdate

14. Superdate hereby represents and warrants to PCGI that:

(a) it has good and sufficient right and authority to enter into this LOI and carry out its obligations hereunder;

(b) it is duly incorporated and in good standing in the State of Delaware, and is not subject to any regulatory decision or order prohibiting or restricting trading in its securities;

(c) other than the Superdate Shares referred to in this LOI, there are no other shares, options, warrants, convertible notes or debentures, agreements, documents, instruments or other writings of any kind whatsoever which constitute a “security” of Superdate which are outstanding;

(d) there are no outstanding actions, suits, judgments, investigations or proceedings of any kind whatsoever against or affecting Superdate at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened; and

(e) the entering into and the performance of this LOI and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the consenting documents of Superdate, any shareholders’ or directors’ resolutions, or any indenture or other material agreement, written or oral, to which it may be bound or by which it may be subject, or any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound or, to the best of its knowledge, any statute or regulation applicable to it.

Conditions to the Obligations of PCGI, Superdate and the Shareholders

15. The Definitive Agreement will contain customary conditions to closing such as approval by applicable securities regulatory authorities and any other necessary regulatory approvals and the accuracy of the representations and warranties therein, as well as the following additional conditions:

(a) completion by PCGI of its due diligence investigation of Superdate to the satisfaction of PCGI, including the nature and value of Superdate’s assets and financial condition and the nature and extent of Superdate’s obligations;

(b) completion by Superdate of its due diligence investigation of PCGI to the satisfaction of Superdate, including the nature and value of PCGI’s assets and financial condition and the nature and extent of PCGI’s obligations;

(c) the satisfactory review by both PCGI and Superdate of the tax and securities !implications of the Transaction;

(d) Superdate and the Shareholders taking all proper steps, actions and corporate proceedings for the sale to PCGI of the Superdate Shares, including any resolutions required to ensure that the Superdate Shares are transferred free and clear of any encumbrances, adverse claim, right or interest;

(e) Superdate and PCGI obtaining all required directors, regulatory, and third party consents;

(f) the issuance of PCGI Shares to the Shareholders being exempt from the prospectus and registration requirements of applicable securities laws; and

(g) if required by the SEC, receipt of a valuation and fairness opinion in respect of the Transaction, which opinion has not been subsequently withdrawn.

Fees and Expenses

16. PCGI and Superdate agree that, whether or not the Transaction is consummated, they will pay their own fees and expenses (including those of their representatives) and any fee for advice or opinions incurred in connection with their due diligence investigations and the negotiation, preparation, execution and delivery of this LOI and the Definitive Agreement.

Disclosure

17. PCGI and Superdate will work in good faith to ensure the timely receipt of all applicable approvals and to provide full, true and complete disclosure to each other of the materials reasonably required in connection with their respective due diligence reviews in a timely fashion having regard to the scope and nature of the transactions described in this LOI.

Publicity

18. The parties agrees to provide each other with draft copies of any press releases or public announcements with respect to this LOI or the Transaction and any other matters contemplated herein a reasonable time before issuing such release. No disclosure or announcement, public or otherwise, in respect of this LOI or the Transaction may be made by either party without first consulting other party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after such consultation with the other parties, such disclosure as its counsel advises is required by applicable laws.

Termination

19. Each of PCGI and Superdate shall, in its sole discretion, have the right to terminate this LOI as follows:

(a) if either PCGI or Superdate is not satisfied with the results of its due diligence investigation of the other party or as to the legal or tax consequences of concluding the Transaction as contemplated herein, provided notice of such termination is given to the other party on or before expiry of the Due Diligence Period; or

(b) the Definitive Agreement is not executed on or before October 31, 2014, or such later date as may be agreed to in writing by the parties.

Confidentiality

20. Any information concerning either of the parties and their respective affiliates which has been disclosed to the other party or its representatives, but has not been publicly disclosed, shall be kept strictly confidential and shall not be disclosed or used by the recipient thereof, whether or not the closing of the Transaction occurs, unless such party otherwise agrees in writing or unless disclosure is required in order for such party to comply with applicable laws or a court order.

All such information in any form whatsoever, including, without limitation, copies thereof and derivative materials made therefrom will be returned to the party originally delivering them or, at the direction of such party, destroyed in the event that the Transaction is not completed.

Exclusivity

21. Each of the parties agrees that it will not accept, solicit, initiate or encourage proposals or offers from any other party relating to the acquisition or disposition of all or any part of its issued or unissued shares or assets from the date of this LOI until the Closing Date.

Carry on Business

22. PCGI agrees that it will carry on its business in the ordinary course until the Closing Date and that it will not, without the prior written consent of Superdate, terminate, hire or appoint any officer, director or employee; terminate or enter into any material contract, permit, license, lease or other similar instrument; incur any debts or liabilities other than in the ordinary course of business; alter its constating documents. In addition, PCGI will not, without the prior written consent of Superdate, issue any securities except as provided herein.

Further Assurances

23. The parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to obtain the approval of applicable regulatory authorities to the transactions contemplated in this LOI, and each party will provide such further documents or instruments as may be necessary to effect the purposes of this LOI.  Without restricting the foregoing, Superdate acknowledges that it will be required to !submit to the SEC detailed information about its business and affairs.

Good Faith

24. PCGI and Superdate agree to perform or cause to be performed all such acts and deeds as may be required to give full force and effect to the terms and provisions of this LOI, and to cooperate with each other and each other’s counsel and other professional advisors in the preparation, execution and delivery of any and all documents or instruments necessary to give full force and effect to the terms and provisions set out herein and in the Definitive Agreement and any other documents required to give effect hereto.

No Assignment

25. This rights and obligations created by this LOI are not assignable by either party.

Entire Agreement

26. This LOI contains the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied with respect to the subject matter hereof.

Severability

27. In the event any provisions of this LOI are deemed unenforceable, invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

Governing Law

28.This LOI shall be governed by and construed in accordance with the laws of the state of Nevada.

Counterparts

29. This LOI may be executed in any number of counterparts or by electronic transmission, each of which will constitute an original and all of which together shall form one document.

Time

30. Time is of the essence of this LOI.

If the foregoing reflects your understanding of our mutual intent in relation to the Transaction, please indicate your confirmation by executing and returning an originally signed copy of this L OI at your earliest convenience.

PC GROUP INC.

By : ________________________

Christopher Vallos - President

Confirmed this __ day of September, 2014 by:

SUPERDATE HOLDINGS LTD.

By: _________________________

Christian Simmerling - President

Confirmed this __ day of September, 2014 by: